EXHIBIT 99.1

ION MEDIA NETWORKS RETAINS UBS AS FINANCIAL ADVISOR

(West Palm Beach, FL – April 5, 2006) – ION MEDIA NETWORKS (AMEX: ION) (the “Company”) today announced that it has retained UBS Securities to advise the Company with respect to its corporate financial strategy, including appropriate balance sheet management and assessment of its capital raising and shareholder value creation alternatives. This follows the Company’s successful refinancing of $1.1 billion of debt in December 2005.

“We are pleased to have UBS assist us in assessing our financial strategy with the goal of maximizing the value of our assets,” said CEO Brandon Burgess. “Our December 2005 debt refinancing significantly enhanced our operational and financial flexibility by extending all of our debt maturities to 2012 and 2013. We are now focusing on longer term financial strategy and operational value creation.”

As owner of the largest nationwide footprint of digital TV stations and broadcast spectrum in the U.S., the Company is focused on establishing a financial planning horizon that provides it with the flexibility to fully participate in the government-mandated switch from analog to digital television in February 2009.

About ION MEDIA NETWORKS
ION MEDIA NETWORKS owns and operates the nation’s largest broadcast television station group, reaching approximately 91 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. On February 28, 2006, the Company announced that it is changing its corporate name from Paxson Communications Corporation to ION MEDIA NETWORKS, INC. The Company is currently doing business as ION MEDIA NETWORKS pending approval of the corporate name change by its stockholders at its annual meeting on June 23, 2006. For more information, please visit www.ionmedia.tv.

Note: Company distribution data provided by Nielsen Media Research.

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Media:
Leslie Monreal, Director of Public Relations
561-682-4134

Investors:
Richard Garcia, Senior Vice President and CFO
561-682-4209